Exhibit 3.1

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
My Size, Inc.

Under Section 242 of the Delaware General Corporation Law

My Size, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing FIFTH in its entirety with the following:

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”). The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for consideration as may be fixed by the Corporation’s Board of Directors (the “Board of Directors”).

RESOLVED: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new Article ELEVENTH:

ELEVENTH: The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders of the corporation in 2022, 2023 and 2024, respectively. Upon the effective time of an amendment to the Amended and Restated Certificate of Incorporation of the Corporation setting forth this provision, the directors then in office shall be assigned to Class I, Class II and Class III, respectively, as the Board of Directors shall determine in its sole discretion. Beginning in 2022, at each annual meeting of stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate this 6th day of January 2022.

/s/ Ronen Luzon
Ronen Luzon, CEO